August 2026

Amendment No. 1 dated August 17, 2026 relating to

Pricing Supplement No. 17,973

Registration Statement Nos. 333-293641; 333-293641-01

Dated August 10, 2026

Filed pursuant to Rule 424(b)(2)

Morgan Stanley Finance LLC

Structured Investments

Opportunities in U.S. Equities

Securities Based on the Value of the S&P 500® Index due January 29, 2032

Fully and Unconditionally Guaranteed by Morgan Stanley

Principal at Risk Securities

The Securities are unsecured obligations of Morgan Stanley Finance LLC (“MSFL”) and are fully and unconditionally guaranteed by Morgan Stanley. The Securities will pay no interest, do not guarantee any return of principal at maturity and have the terms described in the accompanying product supplement for participation securities, index supplement, tax supplement and prospectus, as supplemented or modified by this document. The initial average index value will be equal to the arithmetic average of the index closing values on each of the initial averaging dates. The final average index value, which will be used to calculate the payment at maturity, will be equal to the arithmetic average of the index closing values on each of the final averaging dates, as further described below. At maturity, if the final average index value is greater than 119% of the initial average index value, which we refer to as the upper strike index value, investors will receive a payment at maturity equal to $1,297.00 per $1,000 stated principal amount plus an additional return of 1.317% for each 1.00% of the initial average index value by which the final average index value exceeds the upper strike index value, subject to the maximum payment at maturity. If the final average index value is less than or equal to the upper strike index value but is greater than 86% of the initial average index value, which we refer to as the lower strike index value, investors will receive the stated principal amount of their investment plus a return of 0.90% for every 1.00% of the initial average index value by which the final average index value exceeds the lower strike index value. If the final average index value is equal to the lower strike index value, the Securities will redeem for par. However, if the final average index value is less than the lower strike index value but is greater than or equal to 72% of the initial average index value, which we refer to as the downside threshold value, investors will lose 2.00% for every 1% decline below the lower strike index value. If the final average index value is less than the downside threshold value, investors will lose 1% of their investment for every 1% decline beyond the initial average index value, without any buffer. Under these circumstances, investors will lose more than 28%, and possibly all, of their investment. There is no minimum payment at maturity on the Securities. Accordingly, you could lose your entire initial investment in the Securities. These long-dated Securities are for investors who seek an equity index-based return and who are willing to risk their principal and forgo current income and upside returns above the maximum payment at maturity in exchange for the upside participation feature that applies to a limited range of performance of the underlying index. The Securities are notes issued as part of MSFL’s Series A Global Medium-Term Notes program.

All payments are subject to our credit risk. If we default on our obligations, you could lose some or all of your investment. These Securities are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

FINAL Terms
Issuer:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Maturity date:	January 29, 2032
Underlying index:	S&P 500® Index
Aggregate principal amount:	$5,000,000
Payment at maturity per Security:

If the final average index value is greater than the upper strike index value:

$1,297.00 + [$1,000 × (index upper strike return × 131.70%)]

In no event will the payment at maturity exceed the maximum payment at maturity.

If the final average index value is less than or equal to the upper strike index value but is greater than the lower strike index value:

$1,000 + [$1,000 × (index lower strike return × 90%)]

If the final average index value is equal to the lower strike index value:

$1,000

If the final average index value is less than the lower strike index value, but is greater than or equal to the downside threshold value:

$1,000 + [$1,000 × (index lower strike return × downside factor]

Under these circumstances, the payment at maturity will be less than the stated principal amount of $1,000.

If the final average index value is less than the downside threshold value:

$1,000 + ($1,000 × index return)

Under these circumstances, the payment at maturity will be less than $720 per stated principal amount, and could be zero.

Index upper strike return:	(final average index value – upper strike index value) / initial average index value
Index lower strike return:	(final average index value – lower strike index value) / initial average index value
Initial average index value:	The arithmetic average of the index closing values on each of the initial averaging dates
Upper strike index value:	119% of the initial average index value
Lower strike index value:	86% of the initial average index value
Downside threshold value:	72% of the initial average index value
Final average index value:	The arithmetic average of the index closing values on each of the final averaging dates
Initial averaging dates:	Each index business day on which there is no market disruption event during the period from and including August 6, 2026 to and including October 13, 2026.
Final averaging dates:	Each index business day on which there is no market disruption event during the approximately 3-month period from and including October 24, 2031 to and including January 26, 2032.
Downside factor:	2.00
Index return:	(final average index value – initial average index value) / initial average index value
Maximum payment at maturity:	$1,823.80 per Security (182.38% of the stated principal amount)
Stated principal amount:	$1,000 per Security
Issue price:	$1,000 per Security (see “Commissions and issue price” below)
Pricing date:	August 10, 2026
Original issue date:	August 13, 2026 (3 business days after the pricing date)
CUSIP:	61781DQM3
ISIN:	US61781DQM38
Listing:	The Securities will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Estimated value on the pricing date:	$982.50 per Security. See “Investment Summary” beginning on page 2.
Commissions and issue price:	Price to public	Agent’s commissions and fees	Proceeds to us(3)
Per Security	$1,000	$0.00(1)
$2.50(2)	$997.50
Total	$5,000,000	$12,500	$4,987,500

(1)MS & Co., the agent, will not receive a sales commission in connection with the Securities. See “Supplemental information regarding plan of distribution; conflicts of interest.” For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

(2)Reflects a structuring fee payable to Morgan Stanley Wealth Management by the agent or its affiliates of $2.50 for each Security.

(3)See “Use of proceeds and hedging” on page 12.

The Securities involve risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page 7.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this document or the accompanying product supplement, index supplement, tax supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Securities are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the related product supplement, index supplement, tax supplement and prospectus, each of which can be accessed via the hyperlinks below. Please also see “Additional Terms of the Securities” and “Additional Information About the Securities” at the end of this document.

As used in this document, “we,” “us” and “our” refer to Morgan Stanley or MSFL, or Morgan Stanley and MSFL collectively, as the context requires.

Product Supplement for Participation Securities dated April 8, 2026 Index Supplement dated April 8, 2026

Tax Supplement dated April 8, 2026  Prospectus dated April 8, 2026

Morgan Stanley Finance LLC

Securities Based on the Value of the S&P 500® Index due January 29, 2032

Principal at Risk Securities

Investment Summary

The Securities Based on the Value of the S&P 500® Index due January 29, 2032 (the "Securities") can be used:

￭As an alternative to direct exposure to the underlying index that offers upside exposure for a certain range of performance of the underlying index, subject to the maximum payment at maturity

￭To potentially obtain upside exposure to the underlying index in a moderately bullish or moderately bearish environment

Maturity:	Approximately 5 years and 6 months
Maximum payment at maturity:	$1,823.80 per Security (182.38% of the stated principal amount)
Upper strike index value:	119% of the initial average index value
Lower strike index value:	86% of the initial average index value
Downside factor:	2.00
Downside threshold value:	72% of the initial average index value
Minimum payment at maturity:	None. You may lose your entire initial investment in the Securities.
Coupon:	None

The original issue price of each Security is $1,000. This price includes costs associated with issuing, selling, structuring and hedging the Securities, which are borne by you, and, consequently, the estimated value of the Securities on the pricing date is less than $1,000. We estimate that the value of each Security on the pricing date is $982.50.

What goes into the estimated value on the pricing date?

In valuing the Securities on the pricing date, we take into account that the Securities comprise both a debt component and a performance-based component linked to the underlying index. The estimated value of the Securities is determined using our own pricing and valuation models, market inputs and assumptions relating to the underlying index, instruments based on the underlying index, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the Securities?

In determining the economic terms of the Securities, including the maximum payment at maturity, the upper strike index value, the lower strike index value, the downside factor and the downside threshold value, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the Securities would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the Securities?

The price at which MS & Co. purchases the Securities in the secondary market, absent changes in market conditions, including those related to the underlying index, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors. However, because the costs associated with issuing, selling, structuring and hedging the Securities are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the Securities in the secondary market, absent changes in market conditions, including those related to the underlying index, and to our secondary market credit spreads, it would do so based on values higher than the estimated value. We expect that those higher values will also be reflected in your brokerage account statements.

August 2026 Page 2

Morgan Stanley Finance LLC

Securities Based on the Value of the S&P 500® Index due January 29, 2032

Principal at Risk Securities

MS & Co. may, but is not obligated to, make a market in the Securities, and, if it once chooses to make a market, may cease doing so at any time.

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Morgan Stanley Finance LLC

Securities Based on the Value of the S&P 500® Index due January 29, 2032

Principal at Risk Securities

Key Investment Rationale

The Securities offer upside exposure for a certain range of performance of the underlying index, subject to the maximum payment at maturity, to the extent that the final average index value is greater than the upper strike index value or the lower strike index value, as applicable, while providing limited protection against negative performance of the underlying index. The initial average index value will be equal to the arithmetic average of the index closing values on each of the initial averaging dates. The final average index value, which will be used to calculate the payment at maturity, will be equal to the arithmetic average of the index closing values on each of the final averaging dates. At maturity, if the final average index value is greater than the upper strike index value, investors will receive a payment at maturity equal to $1,297.00 per $1,000 stated principal amount plus an additional return of 1.317% for each 1.00% of the initial average index value by which the final average index value exceeds the upper strike index value, subject to the maximum payment at maturity. If the final average index value is less than or equal to the upper strike index value but is greater than the lower strike index value, investors will receive a payment at maturity equal to the stated principal amount of their investment plus a return of 0.90% for each 1.00% of the initial average index value by which the final average index value exceeds the lower strike index value. If the final average index value is equal to the lower strike index value, the Securities will redeem for par. However, if the final average index value is less than the lower strike index value but is greater than or equal to the downside threshold value, investors will lose 2.00% for every 1% decline below the lower strike index value. If the final average index value is less than the downside threshold value, investors will lose 1% of their investment for every 1% decline beyond the initial average index value, without any buffer. Under these circumstances, investors will lose more than 28%, and possibly all, of their investment. There is no minimum payment at maturity on the Securities. Accordingly, you could lose your entire initial investment in the Securities.

Upside Scenario 1: Upside Performance Up to a Cap

The final average index value is greater than the upper strike index value, and, at maturity, the Securities redeem for $1,297.00 per $1,000 stated principal amount plus an additional return of 1.317% for each 1.00% of the initial average index value by which the final average index value exceeds the upper strike index value, subject to the maximum payment at maturity of $1,823.80 per Security (182.38% of the stated principal amount).

Upside Scenario 2: Upside Performance Within a Specified Range

The final average index value is less than or equal to the upper strike index value but is greater than the lower strike index value and, at maturity, the Securities redeem for the stated principal amount of $1,000 plus a return of 0.90% for each 1.00% of the initial average index value by which the final average index value exceeds the lower strike index value.

Par Scenario	The final average index value is equal to the lower strike index value, and, at maturity, the Securities redeem for the stated principal amount of $1,000.
Downside Scenario 1:

The underlying index declines in value by more than 14% but no more than 28%, and, at maturity, the Securities redeem for less than the stated principal amount by an amount that is proportionate to the percentage decrease times the downside factor of 2.00. (Example: if the final average index value decreases from the initial average index value by 20%, the Securities will redeem for $880, or 88% of the stated principal amount.)

Downside Scenario 2:

The underlying index declines in value by more than 28%, and, at maturity, the Securities redeem for less than the stated principal amount by an amount that is proportionate to the full percentage decrease in the final average index value from the initial average index value. Under these circumstances, investors will lose more than 28%, and possibly all, of their investment. There is no minimum payment at maturity on the Securities, and you could lose your entire investment.

August 2026 Page 4

Morgan Stanley Finance LLC

Securities Based on the Value of the S&P 500® Index due January 29, 2032

Principal at Risk Securities

How the Securities Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the Securities based on the following terms:

Stated principal amount:	$1,000 per Security
Maximum payment at maturity:	$1,823.80 per Security (182.38% of the stated principal amount)
Upper strike index value:	119% of the initial average index value
Lower strike index value:	86% of the initial average index value
Downside factor:	2.00
Downside threshold value:	72% of the initial average index value
Minimum payment at maturity:	None

Securities Payoff Diagram

The Underlying Index
The Securities
$2,400
$2,200
$2,000
$1,823.80
$1,800
$1,600
$1,400
$1,200
$1,000
$800
$600
$400
$200
$0
Payment at Maturity on the Securities
$1,000 Stated Principal Amount
$1,823.80 Maximum Payment at Maturity
-100%
-80%
-60%
-40%
-28%
-20%
-14%
0%
19%
20%
40%
59%
60%
80%
100%
Percentage Change in the Final Average Index Value

How it works

￭Upside Scenario 1: If the final average index value is greater than the upper strike index value, investors will receive $1,297.00 per $1,000 stated principal amount plus an additional return of 131.70% of the index upper strike return, subject to the maximum payment at maturity. Under the terms of the Securities, an investor will realize the maximum payment at maturity of $1,823.80 per Security (182.38% of the stated principal amount) at a final average index value of 159.00% of the initial average index value.

￭If the final average index value is equal to 125% of the initial average index value, the investor would receive $1,297.00 per $1,000 stated principal amount plus an additional return of 7.902%. Investors therefore receive $1,376.02 per Security.

￭If the final average index value is equal to 200% of the initial average index value, the investor would receive only the maximum payment at maturity of $1,823.80 per Security, or 182.38% of the stated principal amount.

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Morgan Stanley Finance LLC

Securities Based on the Value of the S&P 500® Index due January 29, 2032

Principal at Risk Securities

￭Upside Scenario 2: If the final average index value is less than or equal to the upper strike index value but is greater than the lower strike index value, investors will receive the $1,000 stated principal amount plus a return of 90% of the index lower strike return.

￭If the final average index value is equal to 101% of the initial average index value, the investor would receive a 13.50% return, or $1,135 per Security.

￭Par Scenario. If the final average index value is equal to the lower strike index value, investors will receive the stated principal amount of $1,000 per Security.

￭If the final average index value is equal to 86% of the initial average index value, investors will receive the $1,000 stated principal amount.

￭Downside Scenario 1. If the final average index value is less than the lower strike index value but is greater than or equal to the downside threshold value, investors will receive an amount that is less than the stated principal amount by an amount that is proportionate to the percentage decrease below the lower strike index value times the downside factor of 2.00.

￭For example, if the underlying index depreciates 20.00%, investors would lose 12% of their principal and receive only $880 per Security at maturity, or 88% of the stated principal amount.

￭Downside Scenario 2. If the final average index value is less than the downside threshold value, investors will receive an amount that is less than the stated principal amount by an amount that is proportionate to the full percentage decrease of the value of the underlying index from the initial average index value. Under these circumstances, investors will lose more than 28%, and possibly all, of their investment.

￭For example, if the underlying index depreciates 40%, investors would lose 40% of their principal and receive only $600 per Security at maturity, or 60% of the stated principal amount.

The initial average index value will be equal to the arithmetic average of the index closing values on each of the initial averaging dates, and the final average index values, which will be used to calculate the payment at maturity, will be equal to the arithmetic average of the index closing value on each of the final averaging dates. See “Risk Factors—“ You will not know the initial average index value on the pricing date; the value of the underlying index on one or more initial averaging dates may adversely affect the initial average index value” and “The final average index value is based on the arithmetic average of the index closing values on each of the final averaging dates during the approximately 3-month period from and including October 24, 2031 to and including January 26, 2032, and therefore the payment at maturity may be less than if it were based solely on the index closing value on the last final averaging date.”

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Morgan Stanley Finance LLC

Securities Based on the Value of the S&P 500® Index due January 29, 2032

Principal at Risk Securities

Risk Factors

This section describes the material risks relating to the Securities. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying product supplement for participation securities, index supplement, tax supplement and prospectus. We also urge you to consult your investment, legal, tax, accounting and other advisers in connection with your investment in the Securities.

Risks Relating to an Investment in the Securities

￭The Securities do not pay interest or guarantee the return of any of your principal. The terms of the Securities differ from those of ordinary debt securities in that the Securities do not pay interest and do not guarantee any return of principal at maturity. If the final average index value is less than 86% of the initial average index value but is greater than or equal to the downside threshold value, you will receive for each Security that you hold a payment at maturity that is less than the stated principal amount of each Security by an amount proportionate to the percentage decrease below the lower strike index value times the downside factor of 2.00, and you will lose some of your investment. If the final average index value is less than the downside threshold value, you will receive for each Security that you hold a payment at maturity that is less than the stated principal amount of each Security by an amount proportionate to the full decline in the final average index value from the initial average index value, without any buffer. Under these circumstances, investors will lose more than 28%, and possibly all, of their investment. As there is no minimum payment at maturity on the Securities, you could lose your entire initial investment.

￭The appreciation potential of the Securities is limited by the maximum payment at maturity. The appreciation potential of the Securities is limited by the maximum payment at maturity of $1,823.80 per Security, or 182.38% of the stated principal amount. Although the Securities provide positive returns if the final average index value is above the lower strike index value, because the payment at maturity will be limited to 182.38% of the stated principal amount for the Securities, any increase in the final average index value over the initial average index value by more than 59.00% of the initial average index value will not further increase the return on the Securities.

￭The market price of the Securities will be influenced by many unpredictable factors. Several factors, many of which are beyond our control, will influence the value of the Securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the Securities in the secondary market, including the value, volatility (frequency and magnitude of changes in value) and dividend yield of the underlying index, interest and yield rates in the market, time remaining until the Securities mature, geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the underlying index or equities markets generally and which may affect the final average index value of the underlying index and any actual or anticipated changes in our credit ratings or credit spreads. Generally, the longer the time remaining to maturity, the more the market price of the Securities will be affected by the other factors described above. The value of the underlying index may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen. See “S&P 500® Index Overview” below. You may receive less, and possibly significantly less, than the stated principal amount per Security if you try to sell your Securities prior to maturity.

￭The Securities are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the Securities. You are dependent on our ability to pay all amounts due on the Securities at maturity and therefore you are subject to our credit risk. If we default on our obligations under the Securities, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the Securities prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the Securities.

￭As a finance subsidiary, MSFL has no independent operations and will have no independent assets. As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its Securities and will have no independent assets available for distributions to holders of MSFL Securities if they make claims in respect of such Securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of Securities issued by MSFL should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued Securities.

￭You will not know the initial average index value on the pricing date; the value of the underlying index on one or more initial averaging dates may adversely affect the initial average index value. Because the initial average index value is calculated over daily initial averaging dates, the initial average index value will not be determined until the last initial averaging

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Morgan Stanley Finance LLC

Securities Based on the Value of the S&P 500® Index due January 29, 2032

Principal at Risk Securities

date, and, accordingly, you will not know the initial average index value on the pricing date. It is possible that the underlying index may increase in value over the initial averaging dates, which will increase the initial average index value. The initial average index value may be higher than if it were based on the closing value of the underlying index on the pricing date or on other dates. Investing in the Securities is not the same as investing in securities that offer 1-to-1 upside exposure to the performance of the underlying index.

￭The final average index value is based on the arithmetic average of the index closing values on each of the final averaging dates during the approximately 3-month period from and including October 24, 2031 to and including January 26, 2032, and therefore the payment at maturity may be less than if it were based solely on the index closing value on the last final averaging date. The amount payable at maturity will be calculated by reference to the average of the index closing values on the final averaging dates during the period from and including October 24, 2031 to and including January 26, 2032. Therefore, in calculating the final average index value, positive performance of the underlying index as of some averaging dates may be moderated, or wholly offset, by lesser or negative performance as of other averaging dates. Similarly, the final average index value, calculated based on the index closing value on each of the final averaging dates, may be less than the index closing value on the last final averaging date, and as a result, the payment at maturity you receive may be less than if it were based solely on the index closing value on the last final averaging date. Investing in the Securities is not the same as investing in securities that offer 1-to-1 upside exposure to the performance of the underlying index.

￭Investing in the Securities is not equivalent to investing in the underlying index. Investing in the Securities is not equivalent to investing in the underlying index or its component stocks. As an investor in the Securities, you will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to stocks that constitute the underlying index.

￭The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the Securities in the original issue price reduce the economic terms of the Securities, cause the estimated value of the Securities to be less than the original issue price and will adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the Securities in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the Securities in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the Securities less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the Securities are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the Securities in the secondary market, absent changes in market conditions, including those related to the underlying index, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

￭The estimated value of the Securities is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price. These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the Securities than those generated by others, including other dealers in the market, if they attempted to value the Securities. In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your Securities in the secondary market (if any exists) at any time. The value of your Securities at any time after the date of this document will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price of the Securities will be influenced by many unpredictable factors” above.

￭The Securities will not be listed on any securities exchange and secondary trading may be limited. The Securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the Securities. MS & Co. may, but is not obligated to, make a market in the Securities and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the Securities, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the Securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily. Since other broker-dealers may not participate significantly in the secondary

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Morgan Stanley Finance LLC

Securities Based on the Value of the S&P 500® Index due January 29, 2032

Principal at Risk Securities

market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the Securities, it is likely that there would be no secondary market for the Securities. Accordingly, you should be willing to hold your Securities to maturity.

￭The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the Securities. As calculation agent, MS & Co. will determine the initial average index value, the upper strike index value, the lower strike index value and the final average index value, and will calculate the amount of cash you receive at maturity, if any. Moreover, certain determinations made by MS & Co., in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the final average index value in the event of a market disruption event or discontinuance of the underlying index. These potentially subjective determinations may adversely affect the payout to you at maturity, if any. For further information regarding these types of determinations, see “Description of Securities—Postponement of Valuation Date(s)” and “—Calculation Agent and Calculations” and related definitions in the accompanying product supplement. In addition, MS & Co. has determined the estimated value of the Securities on the pricing date.

￭Hedging and trading activity by our affiliates could potentially adversely affect the value of the Securities. One or more of our affiliates and/or third-party dealers expect to carry out hedging activities related to the Securities (and possibly to other instruments linked to the underlying index or its component stocks), including trading in the stocks that constitute the underlying index as well as in other instruments related to the underlying index. As a result, these entities may be unwinding or adjusting hedge positions during the term of the Securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the final averaging dates approach. Some of our affiliates also trade the stocks that constitute the underlying index and other financial instruments related to the underlying index on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities prior to or during the initial averaging dates could potentially increase the initial average index value, and, therefore, could increase the value at or above which the underlying index must close on the averaging dates so that investors do not suffer a loss on their initial investment in the Securities. Additionally, such hedging or trading activities during the term of the Securities, including on the final averaging dates, could adversely affect the closing value of the underlying index on the final averaging dates, and, accordingly, the amount of cash an investor will receive at maturity, if any.

￭The U.S. federal income tax consequences of an investment in the securities offered by this pricing supplement are uncertain. There is no direct legal authority regarding the proper U.S. federal income tax treatment of the securities, and significant aspects of the tax treatment of the securities are uncertain. You should review carefully the section entitled “United States Federal Income Tax Considerations” herein, in combination with the section entitled “United States Federal Taxation” in the accompanying tax supplement, and consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the securities.

Risks Relating to the Underlying Index

￭Governmental regulatory actions, such as sanctions, could adversely affect your investment in the Securities. Governmental regulatory actions, including, without limitation, sanctions-related actions by the U.S. or a foreign government, could prohibit or otherwise restrict persons from holding the Securities or the component securities of the underlying index, or engaging in transactions therein, and any such action could adversely affect the value of the underlying index or the Securities. These regulatory actions could result in restrictions on the Securities and could result in the loss of a significant portion or all of your initial investment in the Securities, including if you are forced to divest the Securities due to the government mandates, especially if such divestment must be made at a time when the value of the Securities has declined.

￭Adjustments to the underlying index could adversely affect the value of the Securities. The underlying index publisher may add, delete or substitute the stocks constituting the underlying index or make other methodological changes that could change the value of the underlying index. The underlying index publisher may discontinue or suspend calculation or publication of the underlying index at any time. In these circumstances, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued underlying index and is not precluded from considering indices that are calculated and published by the calculation agent or any of its affiliates. If the calculation agent determines that there is no appropriate successor index, the payment at maturity on the Securities will be an amount based on the closing prices at maturity of the Securities composing the underlying index at the time of such discontinuance, without rebalancing or substitution, computed by the calculation agent in accordance with the formula for calculating the underlying index last in effect prior to discontinuance of the underlying index.

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Morgan Stanley Finance LLC

Securities Based on the Value of the S&P 500® Index due January 29, 2032

Principal at Risk Securities

S&P 500® Index Overview

The S&P 500® Index, which is calculated, maintained and published by S&P® Dow Jones Indices LLC (“S&P®”), is intended to provide a benchmark for performance measurement of the large capitalization segment of the U.S. equity markets by tracking the stock price movement of 500 companies with large market capitalizations. Component stocks of the S&P 500® Index are required to have a total company level market capitalization that reflects approximately the 85th percentile of the S&P® Total Market Index. The S&P 500® Index measures the relative performance of the common stocks of 500 companies as of a particular time as compared to the performance of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. For additional information about the S&P 500® Index, see the information set forth under “S&P® U.S. Indices—S&P 500® Index” in the accompanying index supplement.

The index closing value of the underlying index on August 10, 2026 was 7,753.11. The following graph sets forth the daily index closing values of the underlying index for the period noted below. We obtained the historical information presented in this document from Bloomberg Financial Markets, without independent verification. The underlying index has at times experienced periods of high volatility. The historical performance of the underlying index should not be taken as an indication of its future performance, and no assurance can be given as to the index closing value of the underlying index at any time.

Underlying Index Daily Closing Values January 1, 2021 to August 10, 2026

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Securities Based on the Value of the S&P 500® Index due January 29, 2032

Principal at Risk Securities

Additional Terms of the Securities

Please read this information in conjunction with the terms on the front cover of this document.

Additional Terms:
If the terms described herein are inconsistent with those described in the accompanying product supplement, index supplement, tax supplement or prospectus, the terms described herein shall control.
Underlying index publisher:	S&P® Dow Jones Indices LLC, or any successor thereof
Interest:	None
Denominations:	$1,000 per Security and integral multiples thereof
Trustee:	The Bank of New York Mellon
Calculation agent:	MS & Co.
Initial averaging dates:

If any scheduled initial averaging date, including October 13, 2026, is not an index business day with respect to the underlying index or if a market disruption event occurs on any initial averaging date with respect to the underlying index, such day will not be counted for the purposes of calculating the initial average index value.

Final averaging dates:

If any scheduled final averaging date, including January 26, 2032, is not an index business day with respect to the underlying index or if a market disruption event occurs on any final averaging date with respect to the underlying index, such day will not be counted for the purposes of calculating the final average index value.

Issuer notice to registered security holders, the trustee and the depositary:

The issuer shall, or shall cause the calculation agent to, (i) provide written notice to the trustee and to the depositary of the amount of cash to be delivered with respect to each Security on or prior to 10:30 a.m. (New York City time) on the business day preceding the maturity date, and (ii) deliver the aggregate cash amount due with respect to the Securities to the trustee for delivery to the depositary, as holder of the Securities, on the maturity date.

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Morgan Stanley Finance LLC

Securities Based on the Value of the S&P 500® Index due January 29, 2032

Principal at Risk Securities

Additional Information About the Securities

Additional Information:
Minimum ticketing size:	$1,000 / 1 Security
United States federal income tax considerations:

You should review carefully the section in the accompanying tax supplement entitled “United States Federal Taxation.” The following discussion, when read in combination with that section, constitutes the full opinion of our counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of the securities offered by this pricing supplement.

Generally, this discussion assumes that you purchased a security for cash in the original issuance at the stated issue price and does not address other circumstances specific to you, including consequences that may arise due to any other investments relating to an underlier. Moreover, as discussed in the section entitled “United States Federal Taxation” in the accompanying tax supplement, we have not attempted to ascertain whether any issuer of any underlier to which the securities relate is a U.S. real property holding corporation or a passive foreign investment company. You should consult your tax adviser regarding these issues, including the effect any circumstances specific to you may have on the U.S. federal income tax consequences of your ownership of a security.

In the opinion of our counsel, which is based on current market conditions, it is reasonable to treat the securities for U.S. federal income tax purposes as prepaid financial contracts that are “open transactions,” as described in the section entitled “United States Federal Taxation—Tax Consequences to U.S. Holders—Program Securities Treated as Prepaid Financial Contracts that are Open Transactions” in the accompanying tax supplement. There is uncertainty regarding this treatment, and the Internal Revenue Service (the “IRS”) or a court might not agree with it. A different tax treatment could be adverse to you. Generally, if this treatment is respected, (i) you should not recognize taxable income or loss prior to the taxable disposition of your securities (including upon maturity or an earlier redemption, if applicable) and (ii) the gain or loss on your securities generally should be treated as capital gain or loss.

We do not plan to request a ruling from the IRS regarding the treatment of the securities. An alternative characterization of the securities could materially and adversely affect the tax consequences of ownership and disposition of the securities, including the timing and character of income recognized. In addition, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. Furthermore, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

Non-U.S. Holders. If you are a Non-U.S. Holder (as defined in the accompanying tax supplement), please also read the section entitled “United States Federal Taxation—Tax Consequences to Non-U.S. Holders—Program Securities Not Treated as Debt Instruments” in the accompanying tax supplement.

As discussed under “United States Federal Taxation—Tax Consequences to Non-U.S. Holders—Dividend Equivalents under Section 871(m) of the Code” in the accompanying tax supplement, Section 871(m) of the Internal Revenue Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. The Treasury regulations, as modified by an IRS notice, exempt financial instruments issued prior to January 1, 2027 that do not have a “delta” of one. Based on certain representations made by us, our counsel is of the opinion that Section 871(m) should not apply to the securities with regard to Non-U.S. Holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination.

We will not be required to pay any additional amounts with respect to U.S. federal withholding taxes.

You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Use of proceeds and hedging:

The proceeds from the sale of the Securities will be used by us for general corporate purposes. We will receive, in aggregate, $1,000 per Security issued, because, when we enter into hedging transactions in order to meet our obligations under the Securities, our hedging counterparty will reimburse the cost of the agent’s commissions. The costs of the Securities borne by you and described beginning on page 2 above comprise the agent’s commissions and the cost of issuing, structuring and hedging the Securities.

On or prior to the initial averaging dates, we, through our affiliates or others, will hedge our anticipated exposure in connection with the Securities by entering into hedging transactions with our affiliates and/or third party dealers. We expect our hedging counterparties to take positions in stocks of the underlying index, futures and options contracts on the underlying index and any component stocks of the underlying index listed on major

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Securities Based on the Value of the S&P 500® Index due January 29, 2032

Principal at Risk Securities

securities markets or positions in any other available securities or instruments that they may wish to use in connection with such hedging. Such purchase activity could potentially increase the initial average index value, and, therefore, could increase the value at or above which the underlying index must close on the final averaging dates so that investors do not suffer a loss on their initial investment in the Securities. In addition, through our affiliates, we are likely to modify our hedge position throughout the term of the Securities, including on the final averaging dates, by purchasing and selling the stocks constituting the underlying index, futures or options contracts on the underlying index or its component stocks listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities. As a result, these entities may be unwinding or adjusting hedge positions during the term of the Securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the final averaging dates approach. We cannot give any assurance that our hedging activities will not affect the value of the underlying index, and, therefore, adversely affect the value of the Securities or the payment you will receive at maturity, if any. For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying product supplement for participation securities.

Additional considerations:

Client accounts over which Morgan Stanley, Morgan Stanley Wealth Management or any of their respective subsidiaries have investment discretion are not permitted to purchase the Securities, either directly or indirectly.

Supplemental information regarding plan of distribution; conflicts of interest:

The agent may distribute the Securities through Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”), as selected dealer, or other dealers, which may include Morgan Stanley & Co. International plc (“MSIP”) and Bank Morgan Stanley AG. Morgan Stanley Wealth Management, MSIP and Bank Morgan Stanley AG are affiliates of ours. MS & Co., the agent, will not receive a sales commission in connection with the Securities. Morgan Stanley Wealth Management will receive a structuring fee of $2.50 for each Security. The costs included in the original issue price of the Securities will include a fee paid by MS & Co. to LFT Securities, LLC, an entity in which an affiliate of Morgan Stanley Wealth Management has an ownership interest, for providing certain electronic platform services with respect to this offering.

MS & Co. is an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley, and it and other affiliates of ours expect to make a profit by selling, structuring and, when applicable, hedging the Securities.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the Securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See “Plan of Distribution (Conflicts of Interest)” and “Use of Proceeds and Hedging” in the accompanying product supplement for participation securities.

Validity of the Securities:

In the opinion of Davis Polk & Wardwell LLP, as special counsel to MSFL and Morgan Stanley, when the Securities offered by this pricing supplement have been issued by MSFL pursuant to the MSFL Senior Debt Indenture (as defined in the accompanying prospectus), the trustee and/or paying agent has made, in accordance with the instructions from MSFL, the appropriate entries or notations in its records relating to the master note that represents such Securities (the “master note”), and such Securities have been delivered against payment as contemplated herein, such Securities will be valid and binding obligations of MSFL and the related guarantee will be a valid and binding obligation of Morgan Stanley, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above and (ii) any provision of the MSFL Senior Debt Indenture that purports to avoid the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law by limiting the amount of Morgan Stanley’s obligation under the related guarantee. This opinion is given as of the date hereof and is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act, except that counsel expresses no opinion as to (i) any law, rule or regulation that is applicable to Morgan Stanley or MSFL, the MSFL Senior Debt Indenture, the Securities (together with the MSFL Senior Debt Indenture, the “Documents”) or such transactions solely because such law, rule or regulation is part of a regulatory regime applicable to any party to any of the Documents or any of its affiliates due to the specific assets or business of such party or such affiliate or (ii) any law, rule or regulation relating to national security. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the MSFL Senior Debt Indenture and its authentication of the master note and the validity, binding nature and enforceability of the MSFL Senior Debt Indenture with respect to the trustee, all as stated in the letter of such counsel dated February 23, 2026, which is Exhibit 5-a to the Registration Statement on Form S-3 filed by Morgan Stanley on February 23, 2026.

Where you can find more information:

Morgan Stanley and MSFL have filed a registration statement (including a prospectus, as supplemented by the product supplement for participation securities, the index supplement and the tax supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. You should read the prospectus in that registration statement, the product supplement for participation securities, the index supplement, the tax supplement and any other documents relating to this offering that Morgan Stanley and MSFL have filed with the SEC for more complete information about Morgan Stanley, MSFL and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, Morgan Stanley, MSFL, any underwriter or any dealer participating in the offering will arrange to send you the product supplement for participation securities, index supplement, tax supplement and prospectus if you so request by calling toll-free 1-(800)-584-6837.

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Morgan Stanley Finance LLC

Securities Based on the Value of the S&P 500® Index due January 29, 2032

Principal at Risk Securities

You may access these documents on the SEC web site at www.sec.gov as follows:

Product Supplement for Participation Securities dated April 8, 2026

Index Supplement dated April 8, 2026

Tax Supplement dated April 8, 2026

Prospectus dated April 8, 2026

Terms used but not defined in this document are defined in the product supplement for participation securities, in the index supplement, in the tax supplement or in the prospectus.

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